Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 3, 2026, by and among Averin Capital Acquisition Sponsor LLC, Handel Rose LLC, David Berry, and Eric Berry (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D/A to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Averin Capital Acquisition Corp, as of March 3, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D/A and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D/A, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: March 3, 2026	Averin Capital Acquisition Sponsor LLC

	By:	Handel Rose LLC, its managing member

By:
		By:	/s/ David Berry
		Name:	David Berry
		Title:	Manager of Handel Rose LLC, the Managing Member of Averin Capital Acquisition Sponsor LLC

Date: March 3, 2026

	By:	/s/ David Berry
David Berry
Handel Rose LLC

Date: March 3, 2026

By:	/s/ David Berry
	Name:	David Berry
	Title:	Manager

By:	/s/ Eric Berry
	Name:	Eric Berry
	Title:	Manager